Exhibit 10.18

CONSULTING AND RELEASE AGREEMENT

This Consulting and Release Agreement (“Agreement”) is entered into by and between R. R. Donnelley & Sons Company (“Donnelley”), its affiliated entities and their respective shareholders, directors, officers and employees (Donnelley and such others collectively referred to as the “Company”), and William L. Davis (the “Executive”) as of the 26th day of February, 2004.

WHEREAS, Donnelley has employed Executive as Chairman, President and Chief Executive Officer under the terms of an employment agreement dated as of November 30, 2001 (the “Employment Agreement”); and

WHEREAS, Donnelley announced in a press release issued July 28, 2003, that the Executive has determined to retire from Donnelley; and

WHEREAS, the retirement date has been delayed to allow for the closing of the combination of Donnelley with Moore Wallace Incorporated as described in a combination agreement between the companies dated as of November 8, 2003 (the “Combination Agreement”):

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below. Donnelley and Executive agree as follows:

1.	Retirement Date. Executive shall remain on the payroll of Donnelley at his base salary through the earlier of the Effective Time (as such is defined in the Combination Agreement), or March 31, 2004, at which time he will retire from Donnelley and his employment will terminate (the “Retirement Date”). On the Retirement Date, Executive shall be deemed to have resigned from any and all positions he may hold within the Company, including his position as a director serving on the Board of Directors of Donnelley.

2.	Donnelley Obligations and Payments. Donnelley will cause the amounts to be paid or events to occur in Sections 2(c) through 2(j) below. In addition, so long as Executive is not in breach of the terms contained in Section 3(a) of this Agreement, Donnelley will cause the amounts under Sections 2(a) and 2(b) below to be paid to Executive:

a.	Immediately following the Retirement Date, Donnelley will pay to the Executive the sum of two million one hundred thousand dollars ($2,100,000).

b.

On January 23, 2003, Executive received a long term incentive award (the “Award”) under the R. R. Donnelley 2000 Stock Incentive Plan in the Original Award Amount of 75,540 stock units (all capitalized terms in this subparagraph shall have the meanings described in the Award). Executive shall be entitled to receive the value of the Award, if any, calculated as follows: (i) if at the end of the

Performance Period, the RTSR goal required for payout of the Award has not been met, then Executive shall receive no payout under the Award and it shall expire by its terms; (ii) if at or prior to the time designated in the Award the committee of the Board of Directors responsible for determining the payout of such awards determines that the RTSR goal has been met or exceeded and determines to pay to executives of the Company participating in the award program in which the Award was granted generally (and not as a result of the termination of employment of any one or more such executives) the value of such awards, then Executive shall receive his Award, calculated as if the RTSR Factor was 100% (regardless of the amount of payout to any other executive of the Company) and prorated through the Retirement Date (for example, should the Retirement Date be in February 2004, Executive’s Award would be prorated based on his employment with the Company for 14 of the 36 months covered by the Award, and should the Retirement Date be in March 2004, Executive’s Award would be prorated based on his employment with the Company for 15 of the 36 months covered by the Award), including Dividend Equivalents earned through the Retirement Date only; and (iii) if at or prior to the time designated in the LTIP, the committee of the Board of Directors responsible for determining the payout of such awards determines to eliminate the award program for Company executives generally without payout to such participants, then Executive’s Award shall be cancelled and no amounts shall be due pursuant to its terms. In any event, any payout of the Award calculated hereunder shall be made one-half in cash and one-half in common stock of Donnelley.

c.	To and through the Retirement Date, Executive shall continue to accrue retirement benefits as described in Section 3(g) of the Employment Agreement. Executive has requested, and will receive from Donnelley, a lump sum payout of the retirement amounts held by Donnelley in its Unfunded Supplemental Retirement Plan (“SERP”) and in a special unfunded supplemental retirement account maintained for Executive on the terms set forth in the SERP and in the Employment Agreement, respectively. Such lump sum payout from the SERP will be paid at such time as Executive completes and delivers the requisite forms to Donnelley, but no earlier than April 1, 2004, and such lump sum payout from the special unfunded supplemental retirement account shall be paid on or about November 1, 2004. The amounts of each payout and shall be calculated as set forth in Exhibit A hereto, adjusted for the actual date of payout.

d.	Executive shall receive payment within thirty (30) days of the Retirement Date for all vacation days he has earned but not taken as of the Retirement Date. No further vacation benefits will be earned by Executive after the Retirement Date.

e.

Executive shall submit within forty-five (45) days of the Retirement Date all expense account records and vouchers relating to his employment with Donnelley, and Donnelley shall reimburse said expenses within thirty (30) days of receipt.

After the Retirement Date, any expenses of the nature previously reimbursed by Donnelley shall be the responsibility of Executive.

f.	Executive acknowledges that Donnelley has advised him that, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), he has a right to elect continued coverage under Donnelley’s group health plans, at his own expense, for a period of up to eighteen (18) months from the Retirement Date.

g.	Executive has elected to participate in Donnelley’s supplemental life insurance and supplemental disability insurance programs for senior executives. As of the Retirement Date, Donnelley will have no further obligations with respect to payment of premiums for policies held by Executive, but the Executive shall be free to continue to own and maintain such policies at his own expense.

h.	For purposes of determining Executive’s rights under any option, restricted stock, stock unit or other equity award previously made to Executive (other than the Award described in Section 2(b) above), Executive shall be deemed “retired” from Donnelley as of the Retirement Date.

i.	Donnelley shall continue to be bound by the indemnification and insurance obligations set forth in Section 10 of the Employment Agreement.

j.	The payments and benefits described in this Section 2 shall be subject to withholding taxes to the extent required by law.

3.	Executive’s Obligations and Waivers.

a.	In consideration for the payments described in Sections 2(a) and 2(b) above, Executive agrees to make himself available at no additional expense to Donnelley (other than reimbursement for reasonable out-of-pocket expenses incurred by Executive in providing requested services) for an average of up to five days per month, at mutually agreeable times, to and through December 31, 2004, to provide consulting services relating to matters with which he was involved or familiar during his employment with Donnelley. Donnelley’s right to request such services shall not interfere with Executive’s obligations to any other employer or any other company, partnership or other entity, whether for profit or otherwise, with which he is engaged, and in all cases, the time, location and means of providing such services shall be as agreed upon by the parties taking into account the needs of Donnelley and the status of Executive as retired.

b.

Executive acknowledges that he has received all wages, bonuses and other perquisites relating to periods of employment through December 31, 2003, and other than as specifically set forth herein or already provided to Executive, is not entitled to wages, bonuses or other perquisites relating to his employment by

Donnelley during 2004, including, but not limited to, the award of any bonus or any option to purchase shares to which Executive might otherwise be entitled under the provisions of Section 3 (b) and 3(c) of the Employment Agreement.

c.	Executive acknowledges that, other than the coverage described in Section 2(f) above, Donnelley has no obligation to provide post-employment health and welfare benefits to Executive, whether under group plans maintained by Donnelley or otherwise.

d.	Effective with the day immediately following the Retirement Date, Executive shall not be entitled to the use of the Donnelley car and driver nor the Donnelley airplane, unless such usage is authorized by Donnelley as part of Executive’s delivery of consulting services described herein.

4.

Release. Executive, on behalf of himself, his heirs, executors, attorneys, administrators, and assigns, agrees to release the Company (including current and former employees, partners, fiduciaries, directors, agents, divisions, parents, subsidiaries, affiliates, attorneys or other related entities) from all known or unknown claims, demands, agreements, actions, suits, causes of action, damages and liabilities of any kind, in law or equity or otherwise, that Executive has, had or may have against the Company related to Executive’s employment, resignation from his positions with Donnelley, or retirement from Donnelley, including, but not limited to, claims that could have been asserted under any fair employment, contract or tort law, or any other federal, state or local law, regulation or ordinance, such as Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Illinois Human Rights Act, or the City of Chicago Human Rights Ordinance, or under any compensation, bonus, severance, or other benefit plan or the common law. Notwithstanding the foregoing, nothing herein shall release or waive any rights Executive may have to enforce the provisions of this Agreement, or release any claims for any benefits due to Executive under any stock or benefit plans available to Executive as a result of his retirement (as described under the terms of the Employment Agreement or the agreements reflecting awards under such plans). Executive acknowledges and agrees that the release and covenant not to sue included in this paragraph are essential and material terms of this Agreement and that without such release and covenant not to sue no agreement would have been reached by the parties. Executive understands and acknowledges the significance and consequences of this release, and hereby further acknowledges the receipt of separate consideration beyond that to which he would otherwise be entitled in exchange for such release. Executive further acknowledges that he has been informed that he may take up to twenty-one (21) days to execute this Agreement and that he may revoke his acceptance of this Agreement by giving notice to Donnelley of his decision to revoke within seven (7) days of having executed the Agreement, in which case this Agreement shall be null and void in its entirety. Finally, Executive acknowledges that he has been advised to consult with his personal legal counsel prior to executing this Agreement and that he has been advised by his counsel in connection with the negotiation and execution of this Agreement.

5.	Effect on Other Agreements. Executive acknowledges and confirms his obligations regarding noncompetition, nonsolicitation, confidentiality and inventions as set forth in Sections 6 through 8 of the Employment Agreement. Executive also agrees to remain bound by any agreement signed relating to any credit card issued to Executive as a Donnelley employee. Except as provided herein, Executive shall have no rights, and Donnelley shall have no obligations, under the Employment Agreement.

6.	Electronic Equipment. Executive will return to Donnelley any computers, telephones or other work-related equipment furnished to him during the course of his employment. All software programs and files belonging to Donnelley shall also be returned to Donnelley. Executive further agrees to cooperate with Donnelley in terminating any connectivity to Donnelley systems currently operating on personally owned equipment of the Executive.

7.	Fees and Expenses. Each of Donnelley and Executive shall be responsible for its own expenses, whether legal or otherwise, incurred in reaching agreement on, and negotiating the terms of, this Agreement.

8.	Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with regard to the matters described in this Agreement and supersedes any and all prior or contemporaneous agreements and understandings, oral or written, between Executive and Donnelley.

9.	AIternate Dispute Resolution.

a.	Mediation. Neither party shall initiate arbitration or other legal proceedings against the other party, or, in the case of the Company, any of its directors, officers, employees, agents or representatives, relating in any way to this Consulting and Release Agreement, the breach of this Agreement, or otherwise, until 30 days after the party against whom the claim is made (“Respondent”) receives written notice from the claiming party of the specific nature of any purported claim and the amount of any purported damages. The Executive and the Company further agree that if Respondent submits the claiming party’s claim to the CPR Institute for Dispute Resolution, 680 Fifth Avenue, New York, New York 10019, for nonbinding mediation prior to the expiration of such 30 day period, the claiming party may not institute arbitration or other legal proceeding against Respondent until the earlier of: (i) the completion of nonbinding mediation efforts; or (ii) 90 days after the date on which Respondent received written notice of the claimant’s claim. The mediation shall be conducted in Chicago, Illinois or such other location to which the parties may agree.

b.	Arbitration. Any dispute or controversy between the Company and Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Company and Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Chicago, Illinois or such other location to which the parties may agree.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Illinois, as applied to agreements executed in and to be fully performed within Illinois.

11.	Successors and Assigns. The rights and obligations of Donnelley under this Agreement shall inure to the benefit of and be binding upon its successors and assigns and Executive’s rights hereunder shall inure to the benefit of his legal representatives or designated beneficiaries.

12.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

13.

Notices. All notices or other communications required or permitted hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier or by United States mail. Notices by mail shall be deemed given two (2) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by facsimile or private courier shall be deemed given on the first business day following the date of sending. All notices or other communications shall be addressed as follows:

If to Donnelley, to:

R. R. Donnelley & Sons Company

77 West Wacker Drive

Chicago, Illinois 60601-1696

Attn: General Counsel

Facsimile: 312/326-7620

If to Executive, to:

Mr. William L. Davis

130 Woodley Road

Winnetka, Illinois 60093

or to such other address as such party may indicate by a notice delivered to the other.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Monica M. Fohrman	/s/ Illegible

Name:	Monica M. Fohrman	Executive
Title:	Sr. V. P.

Consulting and Release Agreement

Exhibit A

RR Donnelley

Total Retirement Benefit Illustrations

William Davis

Basic Data
Name				William Davis
Social Security Number				###-##-####
Date of Birth				7/30/1943
Date of Hire				3/18/1997
Termination Date				3/1/2004
Date of Lump Sum Notification				10/24/2003
Lump Sum Distribution Date				11/1/2004
2003 Covered Compensation				$45,000
Estimated 2004 Compensation				$187,877
2003 Compensation				$1,210,907
2002 Compensation				$1,282,934
2001 Compensation				$1,759,754
2000 Compensation				$1,750,075
1999 Compensation				$1,812,502

Qualified Benefit
January 1, 2003 Accrued Benefit				$19,380.00
Accrual in 2003				3,775.00
Estimated Accrual in 2004				3,533.00

Estimated Qualified Benefit at Age 65				$26,688.00

SERP Benefit
January 1, 2003 Accrued Benefit				$147,481.78
Accrual in 2003				20,218.14
Estimated Accrual in 2004				0.00

Estimated SERP Benefit at Age 65				$167,699.92

	Normal Form	Factor [1]	Life Annuity

Other Plan Benefits
Sears	$2,457.60	1.2195		$2,997.00
Emerson
Skil	$2,541.36	N/A	$2,541.00
Appleton (qualified and nonqualified)	6,986.52	1.0237	7,152.00
Emerson	$45,990.51	1.0237	$47,080.00

Total Emerson				56,773.00

Total from Other Plans				$59,770.00

Social Security
Estimated Annual Amount				$21,900.00

Prorated $321,000 Offset
Days between Termination Date and March 31, 2004				32
Days between March 18, 2002 and March 31, 2004				744
Proration factor for $321,000 Offset				0.0430
Prorated $321,000 Offset				$13,806.45	[2]

Total of All Offsets				$289,864.37

Hewitt Associates

Consulting and Release Agreement

Exhibit A

RR Donnelley

Total Retirement Benefit Illustrations

William Davis

Special Agreement Benefit Prior to Offsets
Final Average Compensation	$1,563,234.40
50% of Final Average Compensation	$781,617.20
Total Special Agreement Benefit	$1,228,000.00
Less All Offsets	(289,864.37)

Total Special Agreement Benefit After Offsets at Age 65	$938,135.63

Lump Sum Calculations - Special Agreement
Lump Sum Date	11/1/2004
Mortality Table	94RR0162
Interest Rate	6.00%
Age Used in Lump Sum Calculation	61.25
Deferred Lump Sum Factor	8.459
Special Agreement Lump Sum Amount	$7,935,689

Lump Sum Calculation - SERP
Lump Sum Date	3/1/2004
Interest Rate	5.14%
Mortality Table	94RR0162
Age Used in Lump Sum Calculation	60.5833
Deferred Lump Sum Factor	9.0094
SERP Lump Sum Amount	$1,510,876

Immediate Annuites
Benefit Commencement Date	3/1/2004
Age at Commencement	60.58
Age at Commencement for Determining Early Reductions	60.58
Years of 3.6% reduction prior to 65	4.42
Benefit Reduction	15.90%
Early Retirement Reduction Factor	0.841
Qualified Benefit Payable at age 60.5833	$22,445
SERP Benefit Payable at age 60.5833	$141,036
Special Agreement Benefit Payable at age 60.5833	$788,972

[1]	Factors necessary to convert benefits from normal form of payment to life annuity

[2]	Based on days from date of termination to March 31, 2004. The Employment Agreement reads from March 18, 2002 to date of termination

Hewitt Associates

Consulting and Release Agreement

Exhibit A

RR Donnelley

Summary of Total Retirement Benefits

William Davis

	Immediate Life Annuity	Lump Sum 5.14%/6.00%
Qualified Plan Benefit	$22,445	N/A

SERP Benefit	141,036	1,510,876

Special Agreement Benefit	788,972	7,935,689

Total	$952,453	$9,446,565

Hewitt Associates